Exhibit 8.1

HERMAN H. PETTEGROVE

Attorney At Law

23 July 2007

David R. Koos, Chairman & CEO
Bio-Matrix Scientific Group, Inc.
8885 Rehco Road
San Diego, CA 92121

Dear Mr. Koos:

RE:  Letter of Authorization

This letter is written for the purpose of authorizing you to use my tax opinion in conjunction with your SB-2 registration statement to be filed with the United State Securities and Exchange Commission.

Furthermore, this is my consent to use the tax opinion letter I wrote for all your purposes consistent with the above statement of purpose.

Very truly yours,

/s/ Herman H. Pettegrove
Herman H. Pettegrove

HP/hs

1350 Main Street, Venice, California 90291 * Phone (310) 392-5400 * Fax (310) 392-5441